UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006 (October 16, 2006)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Acquisition or Disposition of Assets

On October 16, 2006, a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) acquired a fee interest in three industrial properties (the “First Closing Assets”) pursuant to a joint venture agreement entered into on September 1, 2006 (“the Joint Venture”) between the Company and DCT Industrial Trust, Inc. (“DCT Industrial Trust”), formerly known as Dividend Capital Trust, Inc. The First Closing Assets consisted of the following three properties: 1) Rickenbacker IV Industrial Property (“Rickenbacker IV”), an industrial property located in the Columbus, Ohio market, 2) Park West Q Industrial Property (“Park West Q”), an industrial property located in the Cincinnati, Ohio market, and 3) Eagle Creek East Industrial Property (“Eagle Creek East”), an industrial property located in the Minneapolis, Minnesota market. The total acquisition cost of the First Closing Assets was approximately $34.0 million (consisting of an approximate $33.6 million purchase price plus additional due diligence and other closing costs) and was paid for entirely using proceeds from the Company’s public equity offering. The three properties of the First Closing Assets comprise 636,230 net rentable square feet and are currently 100% leased to nine tenants.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing, the Company paid to the Advisor an acquisition fee in the amount of approximately $672,000 (equal to 2% of the approximate $33.6 million purchase price). This amount is not included in the approximate $34.0 million in total acquisition cost of the First Closing Assets. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of the Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the First Closing Assets and (ii) a monthly fee equal to 6.0% of the Company’s aggregate monthly net operating income derived from the First Closing Assets.

The Company and DCT Industrial Trust may in the future pursue similar arrangements. In addition, DCT Industrial Trust is eligible for potential profit participation upon the ultimate sale of the properties comprising the First Closing Assets. DCT Industrial Trust will manage the properties comprising the First Closing Assets, for which they will receive customary market-based asset management fees from the Advisor.

The First Closing Assets were acquired by the Company pursuant to a purchase agreement entered into by and between the Company and wholly owned subsidiaries of DCT Industrial Trust, the seller. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Property	Years Built	Total Approximate Acquisition Cost (1)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (2)
Rickenbacker IV	1999	$14,400,000	330,179	100%	Essilor of America, Airborne Freight, Cole Vision
Park West Q	2004	$10,700,000	198,600	100%	Hitachi Transport, Pre-Flex, Cincinatti Machine
Eagle Creek East	2000	$8,900,000	107,451	100%	STS Operating Inc. Novus, Inc.

Total		$34,000,000	$636,230

(1)	Total Approximate Acquisition Cost includes a purchase price of approximately $33.6 million plus additional due diligence and other closing costs. This cost does not include an estimated acquisition fee in the amount of approximately $672,000 that the Company paid to the Advisor upon closing (pursuant to terms of an advisory agreement described in the Company’s prospectus).

(2)	Major Tenants are defined to be tenants that occupied, at the time of closing, more than 10% of each property’s respective net rentable area.

Dividend Capital Total Realty Operating Partnership L.P., the Company’s operating partnership (the “Operating Partnership”), is offering undivided tenancy-in-common interest in some or all of the properties that comprise the First Closing Assets to accredited investors in private placements exempt from registration under the Securities Act of 1933, as amended. The Company anticipates that these tenancy-in-common interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, any tenancy-in-common interests sold to investors pursuant to such private placements would be 100% leased by the Operating Partnership, and such leases would contain purchase options whereby the Operating Partnership would have the right, but not the obligation, to acquire the tenancy-in-common interests from the investors at a later time in exchange for units of limited partnership in the Operating Partnership (“OP Units”) under Section 721 of the Code.

During the next three to six months, the Company expects to raise up to approximately $34.0 million from the sale by the Operating Partnership of undivided tenancy-in-common interests in the First Closing Assets. The Company will record such potential proceeds as financing obligations in the Company’s consolidated balance sheets pursuant to Statement of Financial Accounting Standards No. 98 Accounting for Leases (“SFAS No. 98”). In such an instance, the Operating Partnership will lease back the undivided interests sold to unrelated third-party investors and, in accordance with SFAS No. 98, all or a portion of the rental payments made to such investors under these lease agreements will be recognized as interest expense using the interest method. There is no guarantee that the sale of undivided tenancy-in-common interests in the First Closing Assets will occur for the estimated amount or at all.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: October 19, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer

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